Exhibit 99.2

Herbalife Announces Retirement of Board Member

LOS ANGELES--(BUSINESS WIRE)--November 1, 2014--Global nutrition company, Herbalife Ltd. (NYSE: HLF) announced today that, on February 17, 2015, after the company completes its audit and files its annual report on Form 10-K with the SEC, board of directors member, Leroy Barnes, will be retiring from the board. Barnes will have served on the board for more than a decade. The company further announced that, as part of the transition, fellow board member, Richard Bermingham, will assume Barnes’ position as chair of the Audit Committee, effective November 4, 2014.

Chairman and CEO Michael Johnson said, “The entire Herbalife community owes Leroy a huge debt of gratitude for his numerous contributions and dedication to our company. During his decade of service, Leroy has been an instrumental part of our company, guiding us through our public offering and most recently serving as chair of the Audit Committee. I will certainly miss Leroy’s excellent guidance and counsel.”

Mr. Barnes stated: “It has been a tremendous honor to serve on the Herbalife board of directors. During my tenure this past decade, the company has solidified its role as a premier nutrition company providing good nutrition and economic opportunities to millions of people in more than 90 countries around the globe. While I will miss my involvement with this incredible company, I know I am leaving at a time when the company enjoys strong economic fundamentals, sound internal controls and transparent financial reporting practices. I have complete confidence in the company and know that the company is poised for an even brighter future.”

Johnson added, “I wish Leroy the best of everything as he pursues his other interests and know that he will always be part of the rich 34-year history of Herbalife.”

About Herbalife Ltd.

Herbalife Ltd. (NYSE:HLF) is a global nutrition company that sells weight-management, nutrition and personal care products intended to support a healthy lifestyle. Herbalife products are sold in more than 90 countries to and through a network of independent members. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife's website contains a significant amount of financial and other information about the company at http://ir.Herbalife.com. The company encourages investors to visit its website from time to time, as information is updated and new information is posted.

CONTACT:
Herbalife Ltd.
Media Contact:
Julian Cacchioli, 213-745-0519
VP, Global Corporate Communications.
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Investor Contact:
Amy Greene, 213-745-0474
SVP, Government, Corporate and Investor Relations